Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) dated as of _______, 2022, is entered into by and between TREES Corporation., having an address at 1901 S. Navajo Avenue, Denver, CO 80223 (the “Company”), and Silverfox LLC, having an address at 27 Senexet Village Rd, Woodstock Connecticut 06281 (“Consultant”).

WHEREAS, the Company is desirous of retaining Consultant, and Consultant desires to be retained, to provide certain services to the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.

Agreement to Provide Services; Reimbursement of Expenses.  The Company hereby retains Consultant, and Consultant hereby agrees to furnish to the Company, as an independent contractor, consulting services for the Term (as defined in Section 5 below), in accordance with the terms and conditions set forth below and as further specified in this Agreement.  Specifically, Consultant shall provide licensing and advisory services, on an as-needed basis (the “Services”).

2.

Limitations.  In performing the Services, it is expressly agreed by Consultant that as an independent contractor, Consultant shall not in any manner do, perform or undertake any of the following, and that at all times the Consultant shall perform the Services subject to the following limitations on its actions and authority, except as otherwise authorized by the Interim Chief Executive Officer of the Company (“CEO”), other authorized officer(s) or the Board of Directors or Chairman thereof:

a.

Consultant shall have no authority to, and shall not, represent himself as having the power, right or authority to represent or enter into any obligations or commitments whatsoever on behalf of, or as agent for the Company.

b.

Consultant shall conduct its affairs with regard to third parties to avoid the appearance or creation of any relationship between Consultant and the Company, other than that of an independent contractor, as provided for herein.

c.

Consultant shall have no authority to, and shall not, take or permit the taking of any actions the taking of which, or omit to take or permit the omission of any actions the omission of which, would give rise to any liability on the part of the Company or any of its officers, directors, employees, agents or shareholders.

d.	Consultant shall not in any manner identify or represent its office facilities as being the office facilities or other place of business of the Company.

e.

Consultant shall not have the authority to engage any sub-contractors or sub-consultants in relation to the Services to be provided hereunder, including investigators, consultants, experts or legal counsel, without the Company’s prior approval.

3.

Compensation.  In consideration for the Services to be provided under this Agreement by Consultant, the Company hereby agrees to pay Consultant a one-time consulting fee equal to $186,238.09, payable by wire transfer of immediately available funds to the account designated in writing by Consultant within 30 days following the closing of the sale to the Company of substantially all of the assets of (i) Ancient Alternatives LLC; and (ii) Natural Alternatives for Life LLC.

4.

Limitation of Liability.  The Company’s liability hereunder shall be limited to payment to Consultant of the amount as set forth in Section 3 pursuant to this Agreement.  The Consultant’s liability under this Agreement shall be limited to liability relating to withholding and payment of taxes and similar charges related to compensation Consultant receives pursuant to Section 3.

5.

Term.  This Agreement shall remain in full force and effect for a term of three (3) months to commence effective as of the date hereof (the “Initial Term”).  The Initial Term may only be extended upon written agreement of the parties.  The Initial Term and any such extensions are hereby referred to as the “Term.”

6.

Compliance with the Company’s Instructions.  In its performance of the Services, Consultant shall reasonably comply with such reasonable documented instructions as the Company may from time to time submit to Consultant.

7.

Standard of Performance.  Consultant will perform the Services in a good and workmanlike manner, and in accordance with the professional standards and practices normally exercised by professional consultants performing services of a similar nature.  Consultant shall also conduct its activities in accordance with all relevant laws, regulations, decrees and/or official government rules and orders.

8.	Confidentiality; Work Product.

a.

Consultant acknowledges that the continued success of the Company, depends upon the use and protection of a large body of confidential, proprietary, and/or trade secret information of the Company. All such confidential, proprietary and trade secret information now existing or developed during the term of Consultant's consultancy hereunder will be referred to in this Agreement as "Confidential Information." Confidential Information will be interpreted broadly to include all information of any sort (whether embodied in a tangible or intangible form) that is (i) related to the Company's or its subsidiaries' business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Consultant during the course of its performance under this Agreement concerning the business and affairs of the Company, information concerning acquisition opportunities in or reasonably related to the Company's business or industry of which Consultant becomes aware during Consultant's consultancy with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Consultant's course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, confidential Consultant lists and contact information, compensation and incentive structures and strategies, confidential information concerning sales, including volumes, pricing, and margins, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Consultant agrees that it shall not disclose to any unauthorized person or use for her own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Consultant's improper acts or omissions to act, (ii) is required to be disclosed pursuant to any applicable law, regulation or court order, (iii) is independently developed by Consultant, or (iv) is lawfully acquired by Consultant from sources which, to Consultant’s knowledge, are not prohibited from disclosing such information. Consultant agrees that it shall not disclose any Confidential Information for three (3) years after its consultancy ends. If requested by the Company in writing, Consultant agrees to deliver to the Company or destroy, at the Consultant’s discretion, at the end of Consultant's consultancy with the Company, or at any other time during the Term that the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof and all electronic data residing on any electronic device) relating to the business of the Company (including, without limitation, all Confidential Information) that it may then possess or have under its control, provided that Consultant may retain copies of Consultant's personnel information, such as performance evaluations, payroll information and the like.

b.

During the Term, Consultant shall promptly notify the Company of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Consultant or any other person or entity of which Consultant becomes aware. Consultant shall, at the Company’s expense, reasonably cooperate with the Company in the procurement of any protection of the Company’s rights to or in any of the trade secrets or Confidential Information.

Upon reasonable request by Company, Consultant shall execute a separate agreement between the parties hereto made a part hereof covering, among other things, non-disclosure and assignment of inventions, provided, that any provisions of such separate agreement requiring the assignment of inventions do not apply to any invention that Consultant developed entirely on its own time without using the Company’s equipment, supplies, or facilities except for those inventions that result from any services performed by Consultant for the Company.

9.

Termination of Services.   Subject to receipt of the compensation set forth in Section 3, promptly upon the termination of this Agreement, Consultant shall deliver to the Company all originals and copies of all records and work product obtained or generated by Consultant in the course of performing the Services, and will promptly deliver to the Company (or at the Consultant’s discretion, destroy) all of the confidential information in Consultant’s possession, including, but not limited to, all copies, reproductions, summaries, analyses or extracts thereof or based thereon stored in any medium whatsoever, including, but not limited to, the hard drives of any computer system; provided, that Consultant shall be permitted to retain a list of the items furnished for purposes of documenting such delivery, and provided further that Consultant shall be entitled to retain its own records of invoices submitted and payments received with respect to such Services.

10.

Equitable Remedies. Consultant acknowledges and agrees that this Agreement involves valuable trade secret and other proprietary rights of the Company and that the Company’s remedies at law for any breach or threatened breach by Consultant of the covenants contained herein may be inadequate, and, accordingly, Consultant consents that, in addition to such other remedies as may be available to the Company at law or in equity, the

Company shall be entitled to seek equitable relief by way of injunction issued by any court of competent jurisdiction if Consultant breaches or threatens to breach any of the provisions of this Agreement.  Furthermore, Consultant agrees that any and all work product, including, but not limited to, documents, computer software, files, recordings, and photographs relating thereto, which Consultant may possess or have under its custody or control, are held by Consultant in constructive trust for the Company, and that any court of competent jurisdiction may summarily liquidate such trust on behalf of the Company.

11.

Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to principles of conflicts or choice of laws thereof; federal and state courts located in the State of Colorado shall have exclusive jurisdiction with respect to any dispute or proceeding arising out of or relating to this Agreement, and the Company and Consultant hereby submit to the exclusive jurisdiction of such courts.

12.

Notices.  All notices to be provided pursuant to this Agreement (and any consents permitted by the terms of this Agreement) shall be in writing and delivered by hand, or sent by overnight courier or registered mail, return receipt requested to the address as set forth on the first page of this Agreement or such other address as may be properly noticed; or via email.

13.

Successors and Assigns.  It is understood and agreed by the parties hereto that the Services to be provided by Consultant hereunder are personal to Consultant, and that Consultant shall not be entitled to assign its rights or obligations hereunder without having obtained the Company’s prior written consent thereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including in the case of individuals, their heirs, executors and administrators.

14.

Amendment.  Except by an instrument in writing signed by the parties, this Agreement may not be amended or modified in any respect, except upon mutual written agreement between the Company and Consultant.

15.

Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements between the parties, whether written, oral or otherwise.

16.

No Waiver.  It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof by such party, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17.

Relationship Between Consultant and the Company.  The relationship of Consultant to the Company under this Agreement shall be that of independent contractor.  Except to the extent that the Company may from time to time give Consultant specific authorization to enter into specific commitments with third parties for or on behalf of the Company, Consultant shall have no authority to and shall not represent himself as having the power, right or authority to represent or enter into any obligations or commitments whatsoever on behalf of or as agent for the Company.  No provision of this Agreement is intended to or shall be construed as creating an employment, mutual agency, joint venture, partnership or other fiduciary relationship between the parties hereto, or as entitling Consultant or any of its agents or affiliates to any compensation or benefits as an employee, except as expressly provided in this Agreement.  The Company expressly agrees and acknowledges that Consultant is permitted to commence or continue with other business activities, provided such activities do not conflict with this Agreement.

18.

Signing in Counterparts; Email Delivery.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Transmission by email scan shall be sufficient for delivery hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TREES CORPORATION

By: ______________________________

Name:Adam Hershey

Title:Interim Chief Executive Officer

Consultant:

Silverfox LLC

By: ______________________________

Name:Michael Abrams

Title:Authorized Representative